Exhibit 10.02
AMENDMENT TO EMPLOYMENT AGREEMENT

By this Agreement, Sempra Energy (the "Company"), a California corporation formerly known as Mineral Energy Company, and RICHARD FARMAN (the "Executive") amend the Employment Agreement (the "Agreement") between Mineral Energy Company and Executive dated October 12, 1996, to be effective December 1, 1998, as follows:

1.Paragraph 4 (e) (iii) of the Agreement is stricken and replaced with the following language:

"(iii)   the relocation of the Executive's principal place of employment to a location away from the Company's headquarters or a relocation of the Company's headquarters to a location further away which is both further away from Executive's residence and more than thirty (30) miles from such headquarters or a substantial increase in the Executive's business travel obligations outside of the Southern California area as of the Effective Date other than any such increase that (A) arises in connection with extraordinary business activities of the Company and (B) is understood not to be part of the Executive's regular duties with the Company;"
2. Paragraph 5 (a) (vi) of the Agreement is modified in its opening phrase to read:

      "(vi)   Continuation of Welfare Benefits.  For a period of three (3)
years or until the Executive is eligible for retiree medical benefits, whichever is longer, ..."

3. Paragraphs 5 (d), (e) and (f) of the Agreement are stricken and replaced by the following:

"(d)   Code Section 280G
(i) Gross-Up. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with (A) the Company, (B) any Person (as defined in Section 4(e))whose actions result in a Change in Control or (C) any Person affiliated with the Company or such Person) (all such payments and benefits, including the Severance Payments, being hereinafter called the "Total Payments") would be subject (in whole or part) to the tax (the "Excise Tax") imposed under section 4999 of the Code, the Company shall pay to the Executive such additional amounts (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date on which the Gross-Up Payment is calculated for purposes of this section, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.
(ii) Accounting Firm. All determinations to be made with respect to this Section 5 (d) shall be made by the Company's independent accounting firm (or, in the case of a payment following a Change in Control, the accounting firm that was, immediately prior to the Change in Control, the Company's independent auditor). The accounting firm shall be paid by the Company for its services performed hereunder."

4.   Sections 5 (e) and (f) of the Agreement are added to read:

"(e)   Outplacement Services.  The Executive shall receive outplacement services suitable to his or her position for a period of eighteen (18) months following the Date of Termination, or if earlier, until the first acceptance of an offer of employment with a subsequent employer, in an aggregate amount not to exceed $50,000.
(f) Financial Planning Services. The Executive shall receive financial planning services for a period of eighteen (18) months following the Date of Termination at a level consistent with the benefits provided under the Company's financial planning program for the Executive, as in effect immediately prior to the Date of Termination."
5.   Section 5(h) of the Agreement is added to read:

   (h) Notwithstanding anything contained herein, if a Change in Control occurs and if, prior to the date of the Change in Control, the Executive's employment is terminated by the Company (other than for Cause, death or Disability), or by the Executive for Good Reason, and if such Termination
(i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or in anticipation of the Change in Control, then such Termination shall be treated as a Termination following a Change in Control for purposes of this Agreement (including, without limitation, for purposes of determining the amounts of the Severance Payments under this
Section 5).


6. Paragraph 8 ("Arbitration") of the Agreement is stricken and replaced with the following language:

"8.   Dispute Resolution.

   Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in San Diego, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, the Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event the Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither the Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof."

   IN WITNESS WHEREOF, the Executive and, pursuant to authorization from its Board of Directors, the Company have caused this Amendment to Employment Agreement to be executed as of the effective date, above.

SEMPRA ENERGY
By:   ________________________   By:   ________________________
    Stephen L. Baum                    G. Joyce Rowland
    Vice Chairman, President & COO     Senior Vice President,
                                          Human Resources

________________________
RICHARD FARMAN



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4TOPS/123198




4TOPS/123198